Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Reports Third Quarter 2014

Financial Results

BEDFORD, MASS. – October 21, 2014 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its third quarter ended September 30, 2014.

Revenue for the third quarter of 2014 was $6.0 million, an increase of 40% compared to $4.3 million in the same quarter last year. Operating income in the third quarter of 2014 was $4.1 million compared to $1.0 million in the third quarter of 2013. Higher operating income in the current three month period was primarily due to: i) a $1.0 million increase in operating income from our biometrics business operations; and ii) a $2.1 million gain on the sale of patent assets pertaining to DSL diagnostic technology. The $1.0 million increase in operating income from biometrics was driven by higher software license and service revenue, which was partially offset by higher engineering and sales expenses.

Net income in the third quarter of 2014 was $2.6 million, or $0.11 per diluted share, which compares to a net loss of $1.2 million, or $0.05 per diluted share, in the same period a year ago. Net income in the year ago quarter included a $1.9 million loss from discontinued operations.

For the nine months ended September 30, 2014, revenue increased 41% to $19.4 million, compared to $13.7 million in the same period a year ago. Operating income for the nine month period in 2014 was $6.8 million compared to $4.6 million in the same period of 2013. Higher operating income in the current nine month period was primarily due to: i) a $0.9 million increase in operating income from our biometrics business operations; and ii) a $1.3 million increase in income from patent related activities included in other general expenses. The $0.9 million increase in operating income from biometrics was driven by higher hardware and service revenue, which was partially offset by higher cost of goods sold, engineering and sales expenses.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Third Quarter 2014 Financial Results	Page 2

Net income for the nine months ended September 30, 2014 was $4.3 million, or $0.19 per diluted share. These results compared to net income of $1.0 million, or $0.04 per diluted share, for the same period a year ago. Net income in the year ago nine month period included a $2.2 million loss from discontinued operations.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said, “We were able to close some significant opportunities which led to a good quarter in terms of revenue and profitability. Because of the nature of our business, and at the request of most of our customers, we are generally prohibited from referencing specific projects and customers by name.

In addition to closing these transactions, we saw two other positive signs this quarter. We began to derive revenue from our NEXA product line, which is earlier-than-expected evidence of customer interest in these newly developed products. And, we closed a sizeable opportunity for a commercial biometrics project and see others on the horizon. For these and other reasons, we continue to be optimistic about the prospects of our biometrics business.

We sold patents related to DSL diagnostic technology this quarter for $2.6 million which resulted in a $2.1 million gain. The vast majority of our remaining patent portfolio relates to biometrics and imaging technology.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Aware, Inc. Reports Third Quarter 2014 Financial Results	Page 3

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) we derive a significant portion of our revenue from third party channel partners; iv) we face intense competition from other biometrics solution providers; v) our business is subject to rapid technological change; vi) our software products may have errors, defects or bugs which could harm our business; vii) our business may be adversely affected by our use of open source software; viii) our intellectual property is subject to limited protection; ix) we may be sued by third parties for alleged infringement of their proprietary rights; x) we must attract and retain key personnel; xi) we rely on single sources of supply for certain components used in our hardware products; xii) our business may be affected by government regulations and adverse economic conditions; and xiii) we may make acquisitions that could adversely affect our results.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Third Quarter 2014 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Software licenses	$3,077	$2,268	$6,759	$6,860
Software maintenance	1,085	933	3,282	2,914
Services	1,585	943	3,931	2,080
Hardware sales	132	-	4,813	1,129
Royalties	148	170	626	737
Total revenue	6,027	4,314	19,411	13,720

Costs and expenses:
Cost of hardware sales	90	-	3,403	813
Cost of services	615	494	1,697	1,035
Research and development	1,381	1,043	4,060	3,042
Selling and marketing	973	817	2,813	2,466
General and administrative	940	922	2,719	2,580
Total costs and expenses	3,999	3,276	14,692	9,936

Patent related income	2,127	-	2,127	780

Operating income	4,155	1,038	6,846	4,564
Other income (expense)	-	27	(59)	27
Interest income	43	80	182	239
Income from continuing operations before income taxes	4,198	1,145	6,969	4,830
Provision for income taxes	1,599	355	2,625	1,603
Income from continuing operations	2,599	790	4,344	3,227
Loss from discontinued operations, net of income taxes	-	(1,943)	-	(2,216)

Net income (loss)	$2,599	($1,153)	$4,344	$1,011

Basic net income (loss) per share:
Basic net income per share from continuing operations	$0.11	$0.04	$0.19	$0.14
Basic net loss share from discontinued operations	0.00	(0.09)	0.00	(0.10)
Basic net income (loss) per share	$0.11	($0.05)	$0.19	$0.04

Diluted net income (loss) per share:
Diluted net income per share from continuing operations	$0.11	$0.04	$0.19	$0.14
Diluted net loss per share from discontinued operations	0.00	(0.09)	0.00	(0.10)
Diluted net income (loss) per share	$0.11	($0.05)	$0.19	$0.04

Weighted-average shares – basic	22,804	22,571	22,687	22,533
Weighted-average shares - diluted	22,893	22,571	22,781	22,623

Aware, Inc. Reports Third Quarter 2014 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Cash and investments	$44,869	$75,414
Accounts receivable, net	3,950	4,582
Inventories	2	1,601
Property and equipment, net	5,374	5,582
Deferred tax assets	943	1,145
Other assets, net	660	1,005

Total assets	$55,798	$89,329

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,713	$4,161
Long-term deferred revenue	76	18
Total stockholders’ equity	52,009	85,150

Total liabilities and stockholders’ equity	$55,798	$89,329

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com